Exhibit 99.1

KONTOOR BRANDS ANNOUNCES ELECTION OF CEO SCOTT BAXTER AS CHAIR OF THE BOARD OF DIRECTORS

GREENSBORO, N.C. - August 26, 2021 - The Board of Directors of Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, has unanimously elected Scott Baxter to the role of Board Chair, effective immediately. Baxter will serve as Board Chair, Chief Executive Officer and President, succeeding Robert Shearer who has served as Chairman since Kontoor became an independent, publicly traded company in May 2019, and who will continue to serve on the Board as Lead Independent Director. The Lead Independent Director role was created to ensure that the non-management Directors maintain proper oversight of management and Board processes.

Baxter, 57, was named CEO in August 2018 when VF Corporation announced its intention to separate its Jeanswear organization into an independent, publicly traded company. Baxter has more than 30 years of experience in retail, operations, marketing, merchandising, sales and manufacturing. Prior to being named CEO of Kontoor Brands, Baxter was Group President, Americas West, for VF where he was responsible for overseeing brands such as The North Face® and Vans®. In addition to serving in senior leadership roles with VF, he previously held senior roles with The Home Depot Company, Edward Don & Company, Nestle and PepsiCo.

Mr. Shearer, speaking on behalf of the Board of Directors said, “Scott has demonstrated incredible leadership by navigating various marketplace complexities while continuing to serve all of Kontoor’s stakeholders. Now that we are two years post-spin, the Company is well positioned for continued success as Scott takes on this new role.”

“I am honored to assume this important role for Kontoor, and I want to thank my fellow directors for their confidence in me and in our organization,” said Baxter. “I also want to extend my deep appreciation to Bob for his tremendous counsel and guidance, and I look forward to having him remain on the Board as an active and valued contributor.”

Mr. Shearer added, “With Kontoor focused on delivering against its Horizon Two growth strategy, the Board is confident that now is the right time for Scott to take on the role of Board Chair and CEO. Scott’s proven track record of building and growing brands and businesses, thoughtful leadership and passion for winning are the right combination to help Kontoor achieve long-term success.”

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Contacts

Investors:
Eric Tracy, (336) 332-5205
Senior Director, Investor Relations
Eric.Tracy@kontoorbrands.com
or
Media:
Vanessa McCutchen, (336) 332-5612
Vice President, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

###